Exhibit 99.1

Trilogy Metals Reports Second Quarter Fiscal 2023 Financial Results

VANCOUVER, BC, July 14, 2023 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE: TMQ) ("Trilogy", "Trilogy Metals" or "the Company") announces its financial results for the second quarter ended May 31, 2023. Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Ambler Access Project

In March 2023, the Board of Ambler Metals LLC ("Ambler Metals"), our 50/50 joint venture with South32 Limited (ASX, LSE, JSE: S32; ADR: SOUHY), approved a budget totaling $12.3 million for the Ambler Access Project – the proposed 211-mile, industrial-use-only road from the Upper Kobuk Mineral Projects ("UKMP") to the Dalton Highway that will enable advancing exploration and development at the Ambler Mining District. The total budget of $24.6 million, funded equally by the Alaska Industrial Development and Export Authority ("AIDEA") and Ambler Metals, includes funding for the 2023 field season work consisting of field studies, permitting and data collection to assist the United States Bureau of Land Management ("USBLM") in completing the additional work to support the Supplemental Environmental Impact Statement ("SEIS").

The field work has started to utilize the Coldfoot camp from May to mid-September and the Bornite camp from mid-June to August. The planned field program will consist of cultural resource inventory surveys and testing of sites over approximately 765 acres, hydraulic and hydrology studies at 47 bridge crossings to assess conditions for area drainage, culvert placement and bridge design, collecting topographical and bathymetric survey data to support bridge data and fish passage culverts, engineering reconnaissance surveys and fish habitat investigations on over 100 sites.

The right-of-way permits issued to AIDEA by the USBLM for the Ambler Access Project were suspended last year. On November 15, 2022, the USBLM submitted a status report announcing that it anticipated publishing a draft SEIS in the second quarter of calendar 2023 and a final SEIS in the fourth quarter of calendar 2023. On January 17, 2023 and March 20, 2023, the USBLM submitted status reports reaffirming the timing of the draft and final SEIS. On May 19, 2023, the USBLM submitted a status report revising the timeline for development of the SEIS and a subsequent Record of Decision.

The USBLM now anticipates publishing a draft SEIS in the third quarter of calendar year 2023, a final SEIS in the first quarter of calendar year 2024, and a Record of Decision within the second quarter of calendar year 2024. Their next status report to be submitted to the United States District Court for the District of Alaska is due on July 18, 2023.

Private Placement

On April 25, 2023, the Company completed a non-brokered private placement of 5,854,545 common shares of the Company (the "Common Shares") at a price of $0.55 per Common Share for gross proceeds of $3.2 million. After payment of legal and stock exchange fees, the Company received net proceeds of $3.1 million.

Annual General Meeting of Shareholders

The Annual General Meeting of Shareholders was held on May 17, 2023. All directors nominated by the Company and standing for election were elected by shareholders of the Company, with each director receiving greater than 97% of the votes cast.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars, except for per share amounts
Three months ended			Six months ended
Selected expenses	May 31, 2023 $	May 31, 2022 $	May 31, 2023 $	May 31, 2022 $
General and administrative	328	338	736	735
Investor relations	23	38	53	137
Professional fees	188	192	758	437
Salaries	193	261	430	675
Salaries and directors expense – stock- based compensation	491	662	2,853	2,584
Share of loss on equity investment	1,604	2,460	3,088	4,370
Comprehensive loss for the period	(2,803)	(4,074)	(7,875)	(9,097)
Basic and diluted loss per common share	(0.02)	(0.03)	(0.05)	(0.06)

For the three-month period ended May 31, 2023, we reported a net loss of $2.8 million compared to a net loss of $4.1 million for the three-month period ended May 31, 2022. The decrease in comprehensive loss in the second quarter of 2023 compared to the same quarter in 2022 is due to the decrease in our share of loss of Ambler Metals, and stock-based compensation and salaries. The decrease of our share of losses of Ambler Metals is mainly due to the decrease in mineral property expenses over the comparative quarter in the prior year from the decrease in drilling, engineering and project support costs, and partially offset from the increased cost in the Ambler Access Project.

For the six-month period ended May 31, 2023, we reported a net loss of $7.9 million compared to a net loss of $9.1 million for the six-month period ended May 31, 2022. The difference for the six-month period ended May 31, 2023, when compared to the same period in 2022, is primarily due to a $1.3 million decrease in our equity pick-up of Ambler Metals' comprehensive loss in the current period as well as decreases in salaries and investor relations, and partially offset from the increase in professional fees and stock-based compensation. The decrease in our share of losses of Ambler Metals is mainly due to the decrease in mineral property expenses over the comparable period in the prior year from decreases in drilling, engineering, and project support costs as well as the Ambler Access Project cost.

Liquidity and Capital Resources

We expended $1.5 million on operating activities during the six-month period ending May 31, 2023 with the majority of cash spent on corporate salaries, professional fees related to our annual regulatory filings, and annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange, along with the American and Canadian securities commissions.

As at May 31, 2023, we had $4.2 million in cash and working capital of $3.5 million. Management continues with cash preservation strategies to reduce cash expenditures where feasible, including but not limited to reductions in marketing and investor conferences and office expenses. In addition, the Company's Board of Directors have agreed to take all of their fees in deferred share units in an effort to preserve cash. The Company's senior management team is also taking a portion of their base salaries in shares of the Company to preserve cash.

All project-related costs are funded by the Ambler Metals joint venture. Amber Metals is well funded to advance the UKMP with $72.8 million in cash and $71.8 million in working capital as at May 31, 2023. There are sufficient funds at the joint venture to fund this fiscal year's budget for the UKMP and the Ambler Access Project. Trilogy does not anticipate having to fund the activities of Ambler Metals until the current cash balance of $72.8 million is expended.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metal exploration and development company which holds a 50 percent interest in Ambler Metals LLC, which has a 100 percent interest in the Upper Kobuk Mineral Projects in northwestern Alaska. On December 19, 2019, South32, a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts in the world. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler Mining District – the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within a land package that spans approximately 190,929 hectares. Ambler Metals has an agreement with NANA Regional Corporation, Inc., an Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler Mining District in cooperation with local communities. Trilogy's vision is to develop the Ambler Mining District into a premier North American copper producer while protecting and respecting subsistence livelihoods.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, perceived merit of properties, expectations regarding the 2023 field season and budgets for the UKMP and the continued  willingness of the Company's director and executives to receive their compensation in equity, the Company's plans to look for opportunities to reduce its cash spend for the year, management's expectations regarding the effects of cash conservation efforts and the sufficiency of cash for the next twelve months, and the Company's plans to provide further updates and the timing thereof are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our ability to conserve cash and to raise capital at terms favorable to the Company, or at all and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2022 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/July2023/14/c9258.html

%CIK: 0001543418

For further information: Company Contacts: Tony Giardini; President & Chief Executive Officer, 604-638-8088 or 1-855-638-8088; Elaine Sanders, Vice President & Chief Financial Officer

CO: Trilogy Metals Inc.

CNW 06:30e 14-JUL-23